Exhibit 10.8

Summary of Director Compensation

Each non-employee director of Summit and Summit Bank receives an attendance fee of $800 for each meeting of the board of directors, as well as a fee of $250 for each committee meeting attended. Summit’s chairman receives an additional $1,000 per month. The committee chairmen receive $300 per committee meeting, except for the Audit Committee chairman who receives $500 per Audit Committee meeting. A director who is an employee of Summit or Summit Bank receives no fees or other compensation for serving as a director, or as a member of a board committee, from either Summit or Summit Bank.